Exhibit 10.2

DATED                      2010

MF GLOBAL HOLDINGS LTD

and

JAMES ROWSELL

COMPROMISE AGREEMENT

THIS AGREEMENT dated this      day of              2010

BETWEEN:

(1)	MF GLOBAL HOLDINGS LTD of 717 Fifth Avenue, 9th Floor, New York, New York, USA (the “Company”)

and

(2)	JAMES ROWSELL of [ ] (the “Employee”)

IT IS AGREED as follows:

1.	TERMINATION OF EMPLOYMENT

(a)	The Employee and the Company agree that the Employee’s employment with the Company and all Associated Companies shall terminate on 24 November 2010 (the “Termination Date”). Save as set out in this Agreement, the Employee’s entitlement to salary and all other benefits associated with his employment by the Company and any Associated Companies shall continue until the Termination Date when they shall cease.

(b)	The Employee shall be paid 6 days’ holiday pay in respect of his outstanding accrued holiday entitlement within 30 days of the Termination Date. This payment shall be subject to such deductions for income tax and employee’s National Insurance Contributions as are legally required.

(c)	The Company shall reimburse the Employee for all expenses properly incurred by him in the performance of his duties in accordance with the Company’s expenses policy.

2.	PAYMENTS TO THE EMPLOYEE

2.1	In accordance with the agreement between the Company and the Employee to separate the Employee from employment under the terms of Employment Agreement between the Company and the Employee dated September 15, 2009, the Company shall on its own behalf, and on behalf of all Associated Companies, pay the following sums to the Employee within 10 days of the Termination Date:-

(a)	a payment of $4m (less any amount that the Company pays pursuant to clauses 2.1 (b) and 3.1), without any admission of liability whatsoever, as compensation for loss of employment and in respect of the waiver and settlement of claims and proceedings as set forth and defined in Clause 5 below either, and at the Employee’s prior direction, wholly or partly paid gross without deductions into a pension scheme nominated by the Employee and converted into pounds sterling at the spot rate of exchange applicable on the date of payment, or wholly or partly into a US dollar account nominated by the Employee less any appropriate deductions for income tax and employees’ National Insurance contributions; and

(b)	a payment of £500 in respect of the Employee’s obligations under Clause 7.2 of this Agreement less appropriate deductions for income tax and employees’ National Insurance contributions.

(c)	The Company confirms it is not aware that the Employee owes any monies to either the Company or any Associated Company including, but not limited to, amounts due in respect of outstanding loan payments, excess holiday pay and any other payments due to the Company.

2.2	The Employee agrees that:

(a)	except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to the Employee from the Company or any Associated Company;

(b)	notwithstanding the parties’ belief that the first £30,000 in value of the payment and benefits provided, or to be provided, to the Employee pursuant to Clause 2.1(a) of this Agreement is exempt from tax and National Insurance liability he will indemnify the Company against all taxes and employees’ National Insurance contributions in respect of the payments and benefits provided, or to be provided, pursuant to this Agreement, and all costs, claims, expenses or proceedings, penalties and interest incurred by the Company which arise out of or in connection with any liability to pay (or deduct) tax or employees’ National Insurance contributions in respect of such payments and benefits save in relation to any tax or national insurance deducted at source by the Company. The Company shall notify the Employee in the event it receives any assessment or demand for tax in respect of the payments made under this Agreement in order to give the Employee the opportunity to challenge any such demand or assessment; and

(c)	the compensation payment referred to in Clause 2.1(a) above shall be treated as advance payment for any compensation or awards which may be made to the Employee by the Employment Tribunals, the County Court and/or the High Court (except insofar as it has been repaid to the Company under Clause 7.1(d) below), although no admission of liability for any such compensation or awards is hereby made.

3.	BENEFITS TO THE EMPLOYEE

The Company shall, without any admission of liability whatsoever, provide the following benefits to the Employee:

3.1	Legal Costs

The Company will pay directly to the Adviser (as defined in Clause 8.2 below) the Employee’s legal costs of £17,250 (inclusive of disbursements) plus VAT subject to receiving from the Adviser:

(a)	written confirmation that such legal costs were incurred solely in advising the Employee regarding the termination of the Employee’s employment; and

(b)	a copy of an invoice in respect of such costs addressed to the Employee but marked payable by the Company.

3.2	Reference

The Company shall give to any prospective employer (or employment agency) on request a reference in the terms of Annex 4 hereto subject always to the Company’s compliance with its obligations to third parties relating to the giving of references, and provided always that all such requests (whether oral or in writing) must be directed to the Company’s European Human Resources Department. In the event any material fact or allegation becomes known to the Company after the date of this Agreement which, had it been known at that time, would or might have affected the terms of the reference the Company was willing to make, the Company may (after giving notice to the Employee of the changes it proposes to make and its reasons for doing so and gives the Employee a reasonable opportunity to make representations) decline to give a reference at all or may give a reference with such modifications to the draft attached letter as the circumstances require. For the avoidance of doubt the Company reserves the right to make such disclosures as are required by law or regulatory requirement (including without limitation self regulatory agencies such as the New

York Stock Exchange) notwithstanding that such disclosures may deviate from the terms of the reference attached to this letter.

4.	SHARES AND SHARE OPTIONS

4.1	In further consideration for the payment in clause 2.1 all unvested awards granted to the Employee under the terms of the Company’s or any Associated Company’s long terms incentive plans shall not vest and shall be forfeited with effect from the Termination Date. The Employee acknowledges and warrants that he has no claim or entitlement to:

(a)	any unvested shares or options pursuant to the holding or loss of any right under or in connection with any long term incentive plan or any other share scheme; nor

(b)	to any future allocation of shares or options,

against the Company or any Associated Company or any person connected to any such company.

To the extent the Employee has any shares or options in the Company that remain exercisable, the Employee shall, for a period of 6 months from the Termination Date, remain as a Designated Person subject to the restrictions of the Company’s Insider Trading polices.

5.	SETTLEMENT AND WAIVER OF CLAIMS

5.1	The Employee considers that he has or may have statutory claims, and therefore could bring proceedings, against the Company, or any Associated Company, or its or their employees, officers or shareholders, for:

(a)	unfair dismissal under section 94 of the Employment Rights Act 1996;

(b)	automatic unfair dismissal under sections 94 and 103A and protection from suffering detriment under section 47B of the Employment Rights Act 1996;

(c)	deductions from wages and payments to employers under Part II of the Employment Rights Act 1996;

(d)	minimum notice under Part IX of the Employment Rights Act 1996; and

(e)	any claims for any compensation on the termination of his employment pursuant to the Employment Agreement or otherwise, including but not limited to any severance awards or benefits or awards of restricted share units under the Long-term incentive plan (LTIP).

(together the “Particular Claims and Proceedings”).

5.2	The Employee agrees to accept the sums referred to at Clause 2.1(a) of this Agreement in full and final settlement of:

(a)	the Employee’s prospective entitlement to bring the Particular Claims and Proceedings; and

(b)	any other Statutory Employment Protection Claim; and

(c)	any claim for breach of the Employee’s contract of employment with the Company or any Associated Company and all other claims and rights of action (whether under statute, contract, common law or otherwise and whether or not the Employee is aware of the claim at the time of entering into this Agreement) in any jurisdiction in the world, howsoever arising which the Employee has or may have now or at any point in the future against the Company or any Associated Company, its or their officers, employees or shareholders, arising from or connected with the Employee’s employment or the holding of any office with the Company or any Associated Company, the termination thereof or any other matter concerning the Company or any Associated Company.

5.3	The parties agree that Clause 5.2 shall not apply to any claims against the Company or any Associated Company in respect of:

(a)	personal injury caused by the Company’s or any Associated Company’s negligence (save for any claims for compensation, or damages, for personal injury which may be brought pursuant to discrimination legislation and/or pursuant to Part V of the Employment Rights Act 1996);

(b)	any pension rights or pension benefits which have accrued to the Employee up to the Termination Date; and

(c)	any claim to enforce the terms of this Agreement,

together, the (“Excluded Claims”) and the Employee warrants that at the date of this Agreement he has no knowledge of any circumstances that could give rise to any Excluded Claims.

5.4	The parties agree that Clause 5.2 shall have effect irrespective of whether or not, as at the date of this Agreement, the Employee is or could be aware of such claims or has such claims in his express contemplation (including but not limited to claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

6.	EMPLOYEE’S WARRANTIES

As a strict condition of receiving the sums and benefits under this Agreement, the Employee warrants as follows and acknowledges that the Company enters into this Agreement in reliance on these warranties:

6.1	that the Particular Claims and Proceedings are all of the claims and proceedings (whether statutory or otherwise) that the Employee considers he has, or may have, against the Company, any Associated Company, its or their employees, officers or shareholders arising out of or in connection with the Employee’s employment with the Company, or any Associated Company, or its termination;

6.2	before entering into this Agreement, the Employee has raised with the Adviser (as defined in Clause 8.2 below) below all facts and issues relevant to the Employee’s employment and its termination which could give rise to a claim against the Company or any Associated Company;

6.3	that the Employee is not aware of any condition, mental or physical, or any other facts or circumstances, which could constitute the basis for a claim against the Company or any Associated Company for personal injury (whether at the date of signing this Agreement or at any time in the future);

6.4	that the Employee has not presented or issued a claim or complaint or any other proceedings to the Employment Tribunals, a County Court or a High Court or to any arbitrator or any other court or tribunal or arbitrator in any jurisdiction, in respect of any matter connected with the Employee’s employment or its termination and that neither the Employee nor anyone acting on the Employee’s behalf will present or issue such a claim or complaint or any other proceedings;

6.5	that all grievances (including but not limited to the grievance dated 14 September 2010) have been raised by the Employee and are hereby withdrawn and the Employee further warrants that he has no other grievance with the Company or any Associated Company in respect of or in connection with the Employee’s employment with the Company or any Associated Company, its termination or any other matter.

7.	EMPLOYEE’S OBLIGATIONS

7.1	The Employee agrees:

(a)	to account for and return immediately to the Company all Company and Associated Company Property;

(b)	to comply immediately with any request from the Company to delete, disclose details of, produce copies of, and/or permit inspection of all information and/or documents (including Proprietary Information) relating to or belonging to the Company or any Associated Company which are held and/or saved on any computer, telecommunications or other electronic equipment belonging to or in the possession of the Employee;

(c)	on request to disclose to the Company all passwords (including passwords to all protected files) created or protected by him which are held and/or saved on any computer, telecommunications or other electronic equipment belonging to the Company or any Associated Company;

(d)	to repay to the Company on demand and in full the payment received pursuant to Clause 2.1 (a) above in the event that the Employee brings any claims, complaints or any other proceedings, (whether statutory or otherwise), relating to the Employee’s employment with the Company or any Associated Company, or its termination, against the Company, any Associated Company, its or their employees, officers or shareholders, whether in an Employment Tribunal, a County Court, a High Court, to an arbitrator or otherwise and in any jurisdiction (save for claims which fall within the exclusions set out in Clause 5.3 above). The Employee agrees that this sum shall be recoverable as a debt, together with all costs, including legal costs, incurred by the Company in recovering the sum and/or in relation to any claims, complaints or other proceedings so brought by the Employee; and

(e)	that Clauses 7 and 13(i) of the Employment Agreement, together with the corresponding provisions of the Schedule to that Employment Agreement, shall remain in full force and effect; and

(f)	to resign in writing from all directorships and other offices which the Employee holds with the Company or any Associated Company in the form set out in the draft letter attached hereto in Annex 3, such resignations taking effect from the Termination Date.

(g)	in addition to your ongoing obligations under clause 8(c) of the Employment Contract references to termination notice in 8(c) shall be construed as the termination date under this Agreement, if at any point the Employee is on reasonable prior notice called upon by the Company or any Associated Company to provide assistance in any litigation or potential litigation (whether criminal or civil and whether before a court or tribunal) or any arbitration or mediation or any inquiry or investigation by a statutory or regulatory tribunal, authority or other body with which the Company or any Associated Company may be involved, he shall provide such reasonable assistance as the Company or any Associated Company may reasonably require, including but not limited to assisting in preparing witness statements and attending at court or tribunal or other body to give evidence in accordance with the reimbursement and compensation provisions in clause 8( c) of the Employment Contract.

7.2	In consideration of the payment referred to in Clause 2.1(b) above the Employee, without limitation in time, agrees save to make disclosures to any regulatory authority related to any matter which may affect his ability to obtain or retain approval from any regulatory authority to carry out any regulated activity in any jurisdiction or where necessary to satisfy any legal or regulatory requirement:

(a)	not to disclose (directly or indirectly) to any party the contents of this Agreement except to the Employee’s professional advisers, the Employee’s spouse or registered civil partner (on the basis that each of the foregoing parties agrees to keep the same confidential), HM Revenue & Customs (provided always that nothing in this Clause 7.2(a) shall prevent the Employee from supplying a copy of this Agreement and its Annexes to any court of competent jurisdiction, or as otherwise required by law);

(b)	not to divulge or make use of (whether directly or indirectly and whether for the Employee’s own or another’s benefit or purposes) any Proprietary Information (this obligation does not apply to any disclosures required or protected by law or to any information in the public domain other than by way of unauthorised disclosure (whether by the Employee or another person));

(c)	not to make, or cause to be made, (directly or indirectly) any derogatory or critical comments or statements (whether orally or in writing) about the Company or any Associated Company or its or their respective officers or employees; and

(d)	not to make, or cause to be made (directly or indirectly), any statement or comment to the press or other media concerning the Employee’s employment with the Company, or its termination, or the Employee’s resignation from any directorships or other offices with the Company or any Associated Company without the prior written consent of the Company.

7.3	COMPANY’S OBLIGATIONS

(a)	In consideration of the Employee’s obligations set out in Clause 7.2 above, the Company agrees not to disclose (directly or indirectly) to any third person or organisation the contents of this Agreement except to its Associated Companies, its professional advisers (on the basis that each of the foregoing parties agrees to keep the same confidential), and/or HM Revenue & Customs, and PROVIDED ALWAYS that, for the avoidance of doubt, nothing in this Agreement shall prevent the Company at any time from providing information in relation to or supplying a copy of this Agreement and its Annexes to its shareholders, officers or employees as it reasonably determines is necessary, to any court of competent jurisdiction (or as otherwise required by law or by any regulatory body) and for the purposes of any due diligence exercise being conducted by a third party in respect of the Company’s business and PROVIDED ALWAYS that the Company shall be free to publish the fact of such termination and this Agreement and its annexes as required for the Company’s proxy or other statutory or regulatory requirements.

(b)	The Company agrees and undertakes that it will not make or cause to be made or publish or cause to be published or authorise any derogatory or disparaging comments or remarks about the Employee. Notwithstanding the foregoing, the Company will at all times be able to make truthful statements concerning the Employee to its regulators, self regulatory agencies, investors and governmental units or as authorised or required by law, regulation or regulatory filing.

(c)	The Company will maintain in force on a continuing basis Directors’ and Officers’ liability insurance providing the Employee with not less than the level of cover currently in force in order to protect the Employee from claims in respect of the period during which the Employee was a director of the Company or any Associated Company.

(d)	The Company will reimburse the Employee in relation to all expenses properly incurred by the Employee prior to Thursday 30 September 2010 and submitted up to one week following the Termination Date. The Company will arrange for the Employee to be reimbursed within 30 days of the Termination Date.

8.	COMPROMISE AGREEMENT

8.1

It is agreed that the Employee’s acceptance of the terms of this Agreement constitutes a compromise agreement and a qualifying compromise contract (as applicable) satisfying all of the conditions relating to compromise agreements and/or qualifying compromise contracts under S.203(3) Employment Rights Act 1996, S.147 Equality Act 2010, S.77(4A) Sex Discrimination Act 1975, S.72(4A) Race Relations Act 1976, Schedule 3A, paragraph 2(2) Disability Discrimination Act 1995, S.288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, S.49(4) National Minimum Wage Act 1998, Regulation 35(3) Working Time Regulations 1998, Regulation 41 (4) of the Transnational Information and Consultation of Employees Regulations

1999, Schedule 4, paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003, Schedule 4, paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and Schedule 5, Part 1, paragraph 2(2) of the Employment Equality (Age) Regulations 2006.

8.2	Romella Manning-Brown of Fox Williams LLP, 10 Dominion Street, London EC2M 2EE is a qualified independent lawyer (“the Adviser”) who has advised the Employee on the terms and effect of this Agreement (including in particular its effect on the Employee’s ability to pursue any complaints before an Employment Tribunal) and has signed a certificate attached as Annex 1. The Employee confirms that the Adviser has advised that there is in force a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claims by the Employee in respect of any loss arising in consequence of that advice.

9.	DEFINITIONS

For the purposes of this Agreement the following words and phrases shall have the meanings set out below:

9.1	An “Associated Company” includes any firm, company, business entity or other organisation:

(a)	which is directly or indirectly Controlled by the Company; or

(b)	which directly or indirectly Controls the Company; or

(c)	which is directly or indirectly Controlled by a third party who also directly or indirectly Controls the Company; or

(d)	of which the Company or any Associated Company is a partner; or

(e)	of which the Company or any Associated Companies referred to in Clauses 10.1(a) to (d) above owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets.

9.2	“Company Property” means all property belonging to the Company or any Associated Company which is or has been in the Employee’s possession or control including but not limited to Company car, mobile telephone, blackberry, credit cards, keys and passes, laptop computer and related equipment, documents, notes, correspondence, files, e-mails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, disks, USB flash drives, memory cards or sticks, cards, manuals, customer documentation or any other medium for storing information, and all copies, drafts, reproductions, notes, extracts or summaries (howsoever made) of the foregoing.

9.3	“Control” and its derivatives has the meaning set out in S.416 Income and Corporation Taxes Act 1988 (as amended).

9.4	“Employment Agreement” means the Employee’s amended and restated employment agreement with the Company set out in a letter agreement and accompanying terms schedule, dated 15 September 2009 and signed by the Employee on 22 September 2009.

9.5	“Proprietary Information” has the meaning given to it in Clause 7(a) of the Employment Agreement.

9.6	“Statutory Employment Protection Claim” means any of the claims listed in Annex 2 which the Employee has or may have against the Company or any Associated Company (whether or not the Employee is aware of the claims at the time of entering into this Agreement).

10.	MISCELLANEOUS

10.1	This Agreement although marked “Without Prejudice” and “Subject to Contract” will, upon signature by both parties and the completion of the Adviser’s certificate at Annex 1, be treated as an open document evidencing an agreement binding on the parties.

10.2	This Agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties.

10.3	The construction, validity and performance of this Agreement and all non-contractual obligations (if any) arising from or connected with this Agreement shall be governed by the laws of England.

10.4	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter (including any non-contractual claim) arising under or in connection with this Agreement.

10.5	All references in this Agreement and its Annexes to the Company or any Associated Companies shall include any successor in title or assign of the Company or any of the Associated Companies.

10.6	The terms of this Agreement constitute the entire agreement and understanding between the parties hereto and it supersedes and replaces all prior negotiations, agreements, arrangements or understanding (whether implied or expressed, orally or in writing) concerning the subject-matter hereof, all of which are hereby treated as terminated by mutual consent.

10.7	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

10.8	The various provisions and sub-provisions of this Agreement and its Annexes are severable and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Agreement or its Annexes.

10.9	The Company is entering into this Agreement for itself and as agent for and trustee of all Associated Companies. The parties intend that each Associated Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. The consent of any party who is not a party to this Agreement shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on such party.

10.10	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

SIGNED by or on behalf of the parties on the date first above written:

For and on behalf of
MF GLOBAL HOLDINGS LTD

JAMES ROWSELL

ANNEX 1

ADVISER’S CERTIFICATE

I, Romella Manning-Brown, confirm that JAMES ROWSELL of [                                                             ] (the “Employee”) has received independent legal advice from me on the terms and effect of this Agreement (including in particular its effect on the Employee’s ability to pursue any claims before an Employment Tribunal) in accordance with the provisions of S.203(3) Employment Rights Act 1996, S147 Equality Act 2010, S.77(4A) Sex Discrimination Act 1975, S.72(4A) Race Relations Act 1976, Schedule 3A, paragraph 2(2) Disability Discrimination Act 1995, S.288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, S.49(4) National Minimum Wage Act 1998, Regulation 35(3) Working Time Regulations 1998, Regulation 41 (4) of the Transnational Information and Consultation of Employees Regulations 1999, Schedule 4, paragraph 2(2) Employment Equality (Religion or Belief) Regulations 2003, Schedule 4, paragraph 2(2) Employment Equality (Sexual Orientation) Regulations 2003, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and Schedule 5, Part 1, paragraph 2(2) of the Employment Equality Age Regulations 2006.

I also warrant and confirm that I am a solicitor of the Senior Courts, who holds a valid practising certificate and whose Firm, Fox Williams LLP, is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of claims by the Employee in respect of any loss arising in consequence of such advice that I have given to the Employee in connection with the terms and effect of this Agreement.

SIGNED:		DATED:	24/11/2010
Romella Manning-Brown Solicitor

ANNEX 2

STATUTORY EMPLOYMENT PROTECTION CLAIMS

Employment Rights Act and related rights

Automatic unfair dismissal under sections 94 and 104 of the Employment Rights Act 1996 (assertion of statutory rights).

Automatic unfair dismissal under section 94 of the Employment Rights Act 1996 and section 12 of the Employment Relations Act 1999 (right to accompaniment).

Statement of employment particulars and itemised pay statement under Part I of the Employment Rights Act 1996.

Any claim under the Employment Rights Act 1996 of detriment or unfair dismissal relating to a protected disclosure as defined in part IVA of the Employment Rights Act 1996 including any claim for automatic unfair dismissal under sections 94 and 103A of the Employment Rights Act 1996 and protection from suffering detriment under section 47B of the Employment Rights Act 1996

Written statement of reasons for dismissal under section 92 of the Employment Rights Act 1996.

Statutory redundancy payment under section 135 of the Employment Rights Act 1996.

Right to accompaniment and protection from suffering detriment under sections 10 and 12 of the Employment Relations Act 1999.

Working Time and National Minimum Wage

Working time rights which can be enforced in the Employment Tribunal under Regulation 30 of the Working Time Regulations 1998.

Automatic unfair dismissal under sections 94 and 101A and protection from suffering detriment under section 45A Employment Rights Act 1996 (working time cases).

Discrimination & Harassment

Discrimination and/or harassment under sections 6 and 20A of the Sex Discrimination Act 1975.

Discrimination and/or harassment under sections 4 and 27A of the Race Relations Act 1976.

Discrimination and/or harassment under sections 4, 4A and 16A of the Disability Discrimination Act 1995.

Discrimination and/or harassment under regulations 6 and 21 of the Employment Equality (Religion or Belief) Regulations 2003.

Discrimination and/or harassment under regulations 6 and 21 of the Employment Equality (Sexual Orientation) Regulations 2003.

Discrimination and/or harassment under regulations 7 and 24 of the Employment Equality (Age) Regulations 2006.

The following claims under the Equality Act 2010 in relation to age: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section

110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to disability: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to gender reassignment: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to race: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to religion and belief: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to sex: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to sexual orientation: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to pregnancy and maternity: sections 39 and 108 (discrimination and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to marriage and civil partnership: sections 39 and 108 (discrimination and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

Victimisation because of a relevant pay disclosure under sections 39 and 77 Equality Act 2010.

Harassment under section 3 of the Protection from Harassment Act 1997 and any other claim for which the Company may be vicariously liable for the acts of its employees under statute and/or tort.

ANNEX 3

FORMAT OF LETTER RESIGNING FROM DIRECTORSHIPS/OTHER OFFICES

The Board of Directors

MF GLOBAL HOLDINGS LTD

717 Fifth Avenue,

9th Floor

New York

New York, USA

24 November 2010

Dear Sirs

Resignation from directorships and other offices

I write to confirm my resignation, with immediate effect from the date of this letter, from my all directorships and other offices which I hold with the MF Global group of companies, including (without limitation) the following:

MF Global Holdings (Switzerland) Limited-Director

MF Global Switzerland Limited-Director

MF Global Holdings Europe Limited-Director

MF Global Holdings Overseas Limited-Director

MF Global Overseas Limited-Director

MF Global Securities Limited-Director

MF Global UK Limited-Director

MF Global UK Services Limited-Director

and I instruct and irrevocably authorise you, as my agent, to convey and effect such resignations to each of the relevant companies, by sending copies of this letter to the respective Board of Directors.

I further confirm that I have no cause of action against the Company or any Associated Companies (as defined in Clause 9.1 of the Compromise Agreement entered into between me and MF Global Limited dated 24 November 2010 or its or their respective officers or employees, and hereby waive all and any such claims against it or them, arising from or connected with the above resignations.

Yours faithfully

JAMES ROWSELL